Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

ETOILES CAPITAL GROUP CO., LTD

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value US$0.0001 per share(1)	(1)	457(o)	3,213,000	$6.83	$21,944,790.00	0.0001531	$3,359.75

Total Offering Amounts:							$21,944,790.00		3,359.75
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$3,359.75

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Offering Note(s)

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum aggregate offering price is equal to the average of the high and low prices of shares of Etoiles Capital Group Co., Ltd’s Ordinary Shares on the Nasdaq Capital Market on September 8, 2025, multiplied by the number of shares registered.